Investor Contact:	David Morimoto	Media Contact:	Wayne Kirihara
	SVP & Treasurer		SVP - Corporate Communications
	(808) 544-3627		(808) 544-3687
	david.morimoto@centralpacificbank.com		wayne.kirihara@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. ANNOUNCES
RIGHTS OFFERING IS FULLY SUBSCRIBED

HONOLULU, HI, MAY 9, 2011 – Central Pacific Financial Corp. (NYSE: CPF, “Company”), parent company of Central Pacific Bank (CPB), announced today that its rights offering, which expired at 5:00 p.m., Eastern time, on May 6, 2011, is fully subscribed based on preliminary results.  CPF expects to issue a total of 2.0 million shares of CPF common stock, which is the maximum number that can be issued in the offering, to subscribing rights holders following the completion of the over-subscription allocation procedure.  Rights were exercised at $10 per share, the same price per share paid by investors in the Company’s $325 million private placement transaction that closed on February 18, 2011.  The total gross proceeds to the Company from the rights offering will be $20 million.

“The conclusion of the rights offering completes our recapitalization plan and we are pleased to have had this opportunity to allow our legacy shareholders and their transferees to purchase additional shares at the same price offered in our private placement,” said John C. Dean, President and Chief Executive Officer of CPF and CPB.  “We look forward to moving ahead with a solid capital foundation as we focus on expanding our core franchise and improving profitability.”

About Central Pacific Financial Corp.
Central Pacific Financial Corp. is a Hawaii-based bank holding company with $4.0 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 34 branches, 120 ATMs, and a residential mortgage subsidiary in the state of Hawaii.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

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Forward-Looking Statements
This document may contain forward-looking statements concerning plans and expectations or assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes”, “plans”, “intends”, “expects”, “anticipates”, “forecasts” or words of similar meaning.  While we believe that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to: the impact of local, national, and international economies and events, including natural disasters, on the Company’s business and operations and on tourism, the military, and other major industries operating within the Hawaii market and any other markets in which the Company does business; the impact of regulatory actions on the Company including the Consent Order by the FDIC and the Hawaii Division of Financial Institutions; the impact of legislation affecting the banking industry including the Emergency Economic Stabilization Act of 2008 and the Dodd-Frank Act Wall Street Reform and Consumer Protection Act; the impact of competitive products, services, pricing, and other competitive forces; movements in interest rates; loan delinquency rates and changes in asset quality generally; volatility in the financial markets and uncertainties concerning the availability of debt or equity financing; and the impact of regulatory supervision.  For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s 2010 Form 10-K and future Forms 10-Q.  The Company does not update any of its forward-looking statements.